EXHIBIT 10.1

AMENDMENT to CONSULTING AGREEMENT signed 1st February 2007 between the Company and the Consultant

This Amendment (the "Amendment") is made and entered into effective as of the 3rd day of September, 2007 (the "Effective Date"), between MOBIVENTURES INC, a Nevada corporation, (the "Company") and Peter Åhman (the “Consultant”). The following paragraphs are changed or added.

2. ENGAGEMENT AS A CONSULTANT

The Company hereby engages the Consultant as a consultant to provide the services of the Consultant in accordance with the terms and conditions of this Agreement and the Consultant hereby accepts such engagement. The Consultant will also act as the Company’s CEO, CFO and President.

4. CONSULTANT SERVICES

4.2         The Consultant shall devote 100% of his or her business time, attention and energies to the business affairs of the Company as may be reasonably necessary for the provision of the Consulting Services except for the other interests listed below, vacation time and reasonable periods of absence due to sickness. The Company recognizes and agrees to the Consultant continuing with the following specific business interests:

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The Consultant shall be entitled to twenty five (25) days of vacation allowance each year, which shall accrue at the rate of six and a quarter (6.25) days per calendar quarter, but may be used in advance of accrual.

5. CONSULTANT FEE

5.1         During the term of this Agreement and in consideration for the provision of the Consulting Services, the Company will:

(a)

pay the Consultant a consultant fee equal to €73,500/year during the term of this Agreement divided into monthly payments payable within 5 business days of the end of each month for the prior months consulting work..

(b)	is removed

(c)

grant to the Consultant a total of 600,000 stock warrants of the shares in the Company’s common stock on the issue dates set forth below, with an exercise price equal to US$ 0.05 per share, which warrants will be exercisable for a term of 5 years. The full terms of the warrants are contained in a separate agreement (“Warrant Certificate Agreement”). No warrants may be exercised unless such warrants have vested in accordance with the terms of the Warrant Certificate Agreement. Notwithstanding the five year term of the warrants, all warrants will expire and cease to be exercisable on the date that is one year following the date of termination of this Agreement for any reason

Number of Warrants	Issue Date

600,000	on the Effective Date

(d)

The Consultant shall receive a cash bonus of 100% of his then current Base Consultant fee upon the achievement of the Company’s annual objectives, as set by the Board of Directors. The Company may also consider the Consultant for a cash bonus for each fiscal year, or part thereof that he is employed by the Company, in an amount to be determined at the discretion of the Board.

6. REIMBURSEMENT OF EXPENSES

6.1         The Company will pay to the Consultant, in addition to the Consultant Fee, reasonable pre-approved travel, home office and phone expenses. For the avoidance of doubt, the Executives home office will be deemed to be his base for business purposes. It is expected that whilst working in the United Kingdom the Consultant will be reimbursed for expenses incurred in traveling, overnight and subsistence costs for operating in other Company locations in the UK

7. TERMINATION

7.5         If the Company terminates this agreement without cause before the term is at its end, the Company will pay a termination fee of corresponding to the 12 months consulting fee stated in 5.1. (a) to the Consultant.

10. INDEMNIFICATION -

10.1         During the Term, the Company shall indemnify Consultant and hold Consultant harmless from and against any claim, loss or cause of action arising from or out of Consultant’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Consultant serves at the request of the Company to the maximum extent permitted by applicable law. If any claim is asserted hereunder with respect to which Consultant reasonably believes in good faith he is entitled to indemnification, the Company shall pay Consultant’s legal expenses (or cause such expenses to be paid), on a monthly basis, provided that Consultant shall reimburse the Company for such amounts if Executive shall be found by a court of competent jurisdiction not to have been entitled to indemnification. .

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

MobiVentures Inc.
by its authorized signatory:

/s/ Gary Flint
Signature of Authorized Signatory

Gary Flint
Name of Authorized Signatory

Director of Business Development
Position of Authorized Signatory

/s/ Peter Ahman
Signature of Witness	Peter Åhman

Address of Witness: